Exhibit 99.1

Enbridge Inc. Announces Election of Directors

CALGARY, ALBERTA, May 8, 2024 – Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge or the Company) held its Annual Meeting of Shareholders today. On a vote by ballot during the regular business proceedings at the meeting, shareholders approved the election of all 12 nominated directors proposed by management as listed in the Management Information Circular dated March 5, 2024.

Enbridge is pleased to welcome Theresa B.Y. Jang to the Board. Ms. Jang has 30 years of financial leadership experience with mid- and large-cap publicly-traded companies. She is currently Executive Vice President and Chief Financial Officer for Stantec Inc., a top-tier global engineering and design firm, listed on the TSX and NYSE. Prior to joining Stantec, Ms. Jang spent over 25 years in the North American energy infrastructure sector.

“On behalf of the Board of Directors of Enbridge, we are pleased to welcome Theresa to the Enbridge Board. She has extensive financial and industry experience and will be an excellent addition to our Board. We would also like to thank Dan Tutcher for his valuable service and contributions to Enbridge over the years and we wish him well in his retirement,” stated Pamela Carter, the Chair of the Board of Directors of Enbridge.

The detailed results of the vote for the election of directors are set out below.

	Votes For		Votes Against
	#	%	#	%
Mayank (Mike) M. Ashar	1,082,076,746	97.30	30,079,487	2.70
Gaurdie E. Banister	1,085,655,756	97.62	26,502,357	2.38
Pamela L. Carter	1,031,918,005	92.79	80,240,020	7.21
Susan M. Cunningham	1,078,290,433	96.95	33,868,445	3.05
Gregory L. Ebel	1,068,719,348	96.09	43,439,694	3.91
Jason B. Few	1,084,914,927	97.55	27,244,168	2.45
Theresa B.Y. Jang	1,107,225,610	99.56	4,932,787	0.44
Teresa S. Madden	1,079,696,594	97.08	32,461,101	2.92
Manjit Minhas	1,106,126,350	99.46	6,032,741	0.54
Stephen S. Poloz	1,085,448,802	97.60	26,710,293	2.40
S. Jane Rowe	1,082,012,547	97.29	30,146,551	2.71
Steven W. Williams	1,032,684,184	92.85	79,474,411	7.15

About Enbridge Inc.

At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We’re investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power. We’re advancing new technologies including hydrogen, renewable natural gas, carbon capture and storage and are committed to achieving net zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge’s common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

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Email: media@enbridge.com

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Email: investor.relations@enbridge.com

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